Filed Pursuant to Rule 433

Registration Statement No. 333-180289

HSBC: An overview An introduction to HSBC With assets totalling US$2.691 trillion, HSBC is one of the HSBC’s truly international network of approximately 7,500 world’s largest banking and financial services organizations offices spans 87 countries and territories across the globe HSBC is rated one of the top 20 safest banks in the world by HSBC has a unique and longstanding presence in international Global Finance. Banks were selected based on an evaluation and emerging markets of long-term credit ratings and total assets of the 500 largest banks worldwide* *Global Finance Magazine August 18, 2011. Ratings as of: August 11, 2011 Source: HSBC Holdings Plc 2011 Interim Results and company website. Figures as of 8/1/2011.

HSBC: The global bank Headquartered in London, HSBC operates through long-established businesses and has an international network of around 7,500 offices in 87 countries and territories HSBC serves over 89 million customers through its subsidiaries and associates HSBC Holdings plc shares are held by over 220,000 shareholders in 129 countries and territories Earnings are diversified geographically (Middle East: 6.5%, Americas: 15.3%, Europe: 18.7%, Hong Kong: 26.9%, and Rest of Asia Pacific: 32.6%) Figures as of 8/1/2011 Market Capitalization in US$ billions* $160 $140 $120 $100 $80 $60 HSBC: $40 $20 $0 Connecting HSBC JPMorgan Citigroup Bank ofAmerica GoldmanSachs UBS RBS DeutscheBank Barclays MorganStanley BNP Paribas Credit Suisse people, companies HSBC in the United States and markets worldwide. HSBC North America Holdings Inc is one of the ten largest bank holding companies in the United States with assets totalling US$366.6 billion as of June 2011*. The company’s businesses serve customers in the following key areas: retail banking and wealth management, credit cards, specialty insurance products, commercial banking, private banking, asset management, and global banking and markets. HSBC has travelled a long way since its beginnings in 1865 – from a small local bank to a leader in global banking and finance with a strong presence in the United States. The key dates below and on the following page highlight HSBC’s progression in the U.S. 1850: HSBC Bank USA’s predecessor bank, Marine Midland, is founded in Buffalo, New York to finance the shipping trade along the Great Lakes. 1865: The founding member of the group, the Hong Kong and Shanghai Banking Company Limited, is opened to finance growing trade between China and the West. *Source: Bloomberg, as of 11/30/2011

1980: Marine Midland Bank is renamed HSBC Bank USA and the holding company HSBC Americas Inc is renamed HSBC USA Inc. HSBC 1999: HSBC’s representation in New York is substantially enhanced by the acquisition of Republic North New York Corporation, which is then combined with HSBC Bank USA. At the time of acquisition, it created the third largest depository institution in New York State and the tenth largest bank in the US, based on assets. America Holdings Inc As shown below, in the organization chart highlighting key North American subsidiaries of HSBC Holdings plc, HSBC USA Inc. and HSBC Bank USA N.A. are both wholly owned is one of the subsidiaries of HSBC Holdings plc. HSBC USA Inc. is a U.S. bank holding company whose ten largest principal subsidiary is HSBC Bank USA N.A. HSBC Bank USA, N.A. is a federally chartered bank that is a member bank of the Federal Deposit Insurance Corporation (FDIC) and is bank holding regulated by the Office of the Comptroller of the Currency (OCC). companies in the The following entities are active issuers of debt in the U.S. markets: United States. HSBC USA Inc. – in the form of SEC registered notes HSBC Bank USA, N.A. – in the form of FDIC insured Certificates of Deposit Prior to investing in any obligation issued by HSBC USA Inc. or HSBC Bank USA, N.A., you should carefully review the related disclosure document to understand the risks related to the obligation and the specific issuer. This brochure discusses a number of different HSBC entities and you should fully inform yourself about the specific HSBC issuer prior to making any investment in their obligations. HSBC Holdings plc, HSBC North America Holdings Inc. and other affiliated entities are not liable for any of the obligations of HSBC USA Inc. or HSBC Bank USA, N.A. HSBC Holdings plc** HSBC North America Holdings Inc HSBC Finance Corporation HSBC USA Inc HSBC Markets (USA) Inc HSBC Bank Canada HSBC Bank USA, N.A. HSBC Securities (USA) Inc The organizational chart above is not a full representation of the ownership structure of HSBC Holdings plc. and is intended only to depict key North American subsidiaries of HSBC Holdings plc. *Source: FFEIC ** HSBC Holdings plc is one of the largest bank holding companies in the world with a market capitalization of US$139 billion as of 11/30/2011. Source: Bloomberg

HSBC CERTIFICATES OF DEPOSITS AND SEC REGISTERED NOTES

Credit ratings consistently high across all major rating agencies. Information about HSBC Bank USA, N.A. CD issuances and HSBC USA Inc note issuances below.

S&P*	HSBC Bank USA, N.A.	HSBC USA Inc
Long Term Local Issuer Credit Rating	AA-	A+

Fitch*	HSBC Bank USA, N.A.	HSBC USA Inc
Long Term Bank Deposits Rating	AA	n/a
Senior Unsecured Debt Rating	AA	AA

Moody's*	HSBC Bank USA, N.A.	HSBC USA Inc
Issuer Rating	Aa3	n/a
Long Term Bank Deposits Rating	Aa3	n/a
Senior Unsecured Debt Rating	Aa3	A1

Source: Bloomberg 11/30/2011

*A credit rating reflects the creditworthiness of the respective entity and is not indicative of the market risk associated with any investment nor is it a recommendation to buy, sell or hold any investment, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

HSBC USA Inc. vs other top U.S. banks – 2Q'11 Total Capital Ratio**


HSBC USA Inc.
Citibank
Wells Fargo
JPMorgan Chase
Bank of America
SunTrust
U.S. Bank
10%
11%
12%
13%
14%
15%
16%
17%
18%
19%

Tier 1 Capital Ratio**


HSBC USA Inc.
Citibank
Wells Fargo
JPMorgan Chase
Bank of America
SunTrust
U.S. Bank
6%
7%
8%
9%
10%
11%
12%
13%
14%

**HSBC USA Inc. key capital metrics as of 6/30/2011. Total Capital Ratio: 18.58%, Tier 1 Capital Ratio: 12.45% Source for competitor ratios: Company call reports from FDIC.

HSBC in the U.S.: Maintaining a stable deposit base through turbulent markets

- HSBC USA Inc. relies primarily on deposits

Liability Sources of Funding***


Total deposits
80%
Short-term Borrowings
8%
12%
Long-term Debt

HSBC USA Inc. – Deposits***


Private Banking
12.2%
Retail Banking and Wealth Management
48%
42.4%
Global Banking and Markets
24%
Commercial Banking

- HSBC USA Inc. has many deposit sources

***Source: HSBC USA Inc. 10Q, as of 6/30/2011

HSBC USA Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in any security offering by HSBC USA Inc., you should read the prospectus in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and such offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus if you request them by calling toll-free 1-866-811-8049.